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                        [LOGO] WIRELESS CABLE OF ATLANTA


       WIRELESS CABLE OF ATLANTA, INC. ENTERS INTO A LETTER OF INTENT
                         WITH BELLSOUTH CORPORATION


         ATLANTA, OCTOBER 28, 1996 - WIRELESS CABLE OF ATLANTA, INC. ("WCA") (NASDAQ: WCAI) has entered into a non-binding letter of intent with BellSouth Corporation for a merger with BellSouth. The transaction would be structured as a statutory merger of WCA with a subsidiary of BellSouth. In the Merger, each share of WCA common stock would be exchanged for 0.5 shares of BellSouth common stock, provided that if the average closing price of BellSouth common stock on the New York Stock Exchange for the 20 trading days preceding the 10th day prior to the closing date is greater than $42.625, the maximum value to WCA shareholders will be $21.3125 per share and if the average closing price is less than $32.625, the minimum value to WCA shareholders will be $16.3125 per share. The Exchange Ratio would be appropriately adjusted in the event of any distribution (other than cash dividends) with respect to BellSouth common stock that occurs prior to the effective date of the Merger.

         The transaction is subject to completion of due diligence and definitive agreements. There can be no assurance that such agreements will be entered into or that the transactions can be completed as proposed.

         WCA provides wireless cable television to Atlanta, Georgia via microwave or super high frequencies. Contact Rick Kendrick, Senior Executive Vice President of WCA at (770) 409-3570.





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